Exhibit 21.1

F45 Training Holdings Inc.

List of Significant Subsidiaries

Legal Name	State or Other Jurisdiction of Incorporation

2M Hold Co Pty Ltd	Australia

F45 Aus Hold Co Pty Ltd	Australia

F45 Holdings Pty Ltd	Australia

F45 India Private Limited	India

F45 Operations Inc.	Delaware, U.S.

F45 Operations (Australia) Pty Ltd	Australia

F45 ROW Hold Co Pty Ltd	Australia

F45 Training Asia Private Ltd.	Singapore

F45 Training Canada Limited	Canada

F45 Training Inc.	Delaware, U.S.

F45 Training Pty Ltd	Australia

F45 U LLC	Delaware, U.S.

F45 United LLC	Delaware, U.S.

Flyhalf Australia Holding Company Pty Ltd	Australia

Flyhalf Acquisition Company Pty Ltd	Australia

FS8 Holdings, Inc.	Delaware, U.S.

FS8, Inc.	Delaware, U.S.

FS8 Pty Ltd	Australia

Functional 45 Training Limited	Ireland

Malibu Crew Holdings, Inc.	Delaware, U.S.

Malibu Crew, Inc.	Delaware, U.S.

Malibu Crew Pty Ltd	Australia

RNBC Holdings, Inc.	Delaware, U.S

RNBC Pty Ltd	Australia

Rollex Health Pty Ltd	Australia